# Atlas Pacific Limited
**(ACN 009 220 053)**

**and**

## Eligible Person

# EXECUTIVE SHARE PLAN RULES AND LOAN SCHEME

Price Sierakowski
LAWYERS
Level 24, 44 St Georges Terrace
PERTH WA 6000
Tel: (08) 9221 6733
Fax: (08) 9221 6744
www.pricesierakowski.com.au

SG14761

## Table of contents

**This Deed** is made on day of 2006.

**Between:**

1. **Atlas Pacific Limited**
(ACN 009 220 053)
of 43 York Street, Subiaco in the State of Western Australia
("**the Company**")

**and**

2. **(Name of second party)**
of [ ]
("**Eligible Person**")

## Recitals

A. The Company wishes to establish an employee share plan to be known as the Atlas Pacific Executive Share Plan ("Plan") under which Eligible Persons will be offered the opportunity to acquire Shares in the Company.

B. The terms and conditions upon which Eligible Person will be invited to participate in the Plan are set out in this document (Rules).

## The parties agree

in consideration of, among other things, the mutual promises contained in this document.

## 1. Purpose

**1.1** The Plan provides Eligible Persons with the opportunity to acquire beneficial ownership of Shares in the Company.

**1.2** The manner in which Eligible Persons will be invited to participate in the Plan is set out in these Rules.

**1.3** The Plan will commence on the date that the Board determines.

## 2. Objectives

**2.1** The objectives of the Plan are to:

**2.1.1** establish a method by which Eligible Persons can participate in the future growth and profitability of the Company;

**2.1.2** to provide an incentive and reward for Eligible Persons for their contributions to the Company; and

**2.1.3** attract and retain a high standard of managerial and technical personnel for the benefit of the Company.

---

## 3. Interpretation

### 3.1 Definitions

**3.1.1** In this document:

(a) "**Application**" means an application from an Eligible Person in the form set out in Schedule 2 or in such other form as the Directors may from time to time prescribe, accepting an invitation from the Directors to apply for Shares in the Plan, made pursuant to these Rules;

(b) "**Application Date**" means the date on which an Application is lodged with the Company by an Eligible Person in accordance with the requirements of these Rules;

(c) "**ASX**" means the Australian Stock Exchange Limited (ACN 008 624 691) and its subsidiaries;

(d) "**Board**" means some or all of the board of directors of the Company acting as a board, as constituted from time to time for the purpose of making decisions as required under this document;

(e) "**Company**" means Atlas Pacific Limited ACN 009 220 053;

(f) "**Corporations Act**" means the Corporations Act 2001 (Cwlth);

(g) "**Directors**" means the directors of the Company from time to time;

(h) "**Dividends**" means dividends paid by the Company to the Participant for Plan Shares held by the Participant, net of income tax payable by the Participant at the top marginal rate including the

1.5% Medicare levy, taking into account the impact of any imputation credits and rebates;

(i) "**Eligible Person**" means an Employee who has completed continuous service with the Company or a Related Body Corporate for a period of three (3) years or such lesser period as the Board in its discretion may determine and any other Employee that the Board invites to participate in the Plan;

(j) "**Employee**" means a permanent full time or permanent part time employee of the Company or a Related Body Corporate or an Executive Director of the Company or a Related Body Corporate;

(k) "**Issue Price**" means the issue price per Share, such price to be determined by the Directors in their absolute discretion and to be at a discount to the current market price of the Shares as quoted on ASX one day immediately preceding the date of the Offer;

(l) "**Listing Rules**" means the Listing Rules of ASX as amended from time to time;

(m) "**Loan**" means a loan granted by the Company to an Eligible Person pursuant to the terms and conditions of the Loan Scheme;

(n) "**Loan Scheme**" means the Loan Scheme set out in Schedule 1;

(o) "**Offer**" means the offer of Shares made in accordance with the Plan;

(p) "**Participant**" means an Eligible Person who accepts an offer to participate in the Plan, agrees to be bound by these Rules and who subsequently has Plan Shares held for their benefit under the Plan;

(q) "**Plan**" means the Atlas Pacific Executive Share Plan established in accordance with these Rules;

(r) "**Plan Shares**" means the Share subscribed or to be subscribed for by the Borrower with funds provided from a Loan;

(s) "**Qualification Date**" means the date upon which the conditions associated with the Shares (if any) are satisfied;

(t) "**Related Body Corporate**" has the same meaning as given to that term in the Corporations Act;

(u) "**Rules**" means the rules of the Atlas Pacific Executive Share Plan that determine the manner in which Eligible Persons will be invited to participate in the Plan and the rights and obligations of Eligible Persons in the Plan as amended from time to time;

(v) "**Securities**" includes shares, stock, debentures debenture stock, notes and any options to subscribe for the same;

(w) "**Security Interest**" means a mortgage, charge, plea, lien or other encumbrance of any nature;

(x) "**Shares**" means fully paid ordinary shares in the capital of the Company which rank equally with shares and have the same rights as other ordinary fully paid shares in the capital of the Company which are quoted on the ASX;

(y) "**Terms and Conditions of Issue**" means the terms and conditions of issue of Shares specified in this document or in an Offer;

(z) "**Trust**" means the Atlas Pacific Executive Share Plan Trust established by the Trust Deed;

(aa) "**Trust Deed**" means the deed of trust that established the Trust between the Company and Sharcon Pty Ltd (ABN 69 009 222 271); and

(bb) "**Trustee**" means Sharcon Pty Ltd (ABN 69 009 222 271) and each subsequent entity which agrees to act in the capacity of trustee of the Trust.

**3.2 Construction**

**3.2.1** Unless expressed to the contrary:

(a) words importing:

(i) the singular include the plural and vice versa; and

(ii) any gender includes the other genders;

(b) if a word or phrase is defined, cognate words and phrases have corresponding definitions;

(c) a reference to:

(i) a person includes a firm, unincorporated association, corporation and a government or statutory body or authority;

(ii) a person includes its legal personal representatives, successors and assigns;

(iii) a statute, ordinance, code or other law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(iv) a right includes a benefit, remedy, discretion, authority or power;

(v) an obligation includes a warranty or representation and a reference to a failure to observe or perform an obligation includes a breach of warranty or representation;

(vi) provisions or terms of this document or another document, agreement, understanding or arrangement include a reference to both express and implied provisions and terms;

(vii) time is to local time in Western Australia;

(viii) "$" or "dollars" is a reference to the lawful currency of Australia;

(ix) this or any other document includes the document as varied or replaced and notwithstanding any change in the identity of the parties; and

(x) writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes facsimile transmissions.

### 3.3 Headings

Headings do not affect the interpretation of this document.

## 4. How the Plan Works

**4.1** On and from the commencement of the Plan the Board may, from time to time, offer an Eligible Person participation in the Plan. By accepting an Offer, the Eligible Person will become a Participant.

**4.2** On acceptance of Offers by Participants the Company will loan Participants funds pursuant to the Loan Scheme and Participants will direct the Company to pay those funds to the Trustee to fund the acquisition of Shares for the purposes of the Plan.

**4.3** The Trustee must use those funds to acquire Shares for the benefit of Eligible Persons as directed by the Board. Shares will be acquired by the Trustee in the ordinary course of trading on ASX or issued by the Company at the Issue Price.

**4.4** All Plan Shares will be registered in the name of the Trustee. The Trustee shall ensure that each Plan Share held for the benefit of a Participant is identified in the books and records of the Trust as being allocated to and held on account of that Participant.

**4.5** A Participant's right and obligations under the Plan are conditional on Plan Shares being registered in the name of the Trustee and allocated to that Participant in the books and records of the Trust. Prior to having Plan Shares acquired for his or her benefit, a Participant has no right or interest in any Plan Shares or other property acquired for the purposes of the Plan or otherwise held by the Trustee.

**4.6** The Trustee must ensure that each Participant is notified in writing when Plan Shares registered in the name of the Trustee are allocated to the Participant.

**4.7** Subject to certain exceptions set out in this document including but not limited to clause 8.1.5, the Trustee and the Company acknowledge that each Participant possesses the same rights in respect of the Plan Shares held under the Plan as if that Participant was the legal owner of such.

**4.8** The Plan Shares acquired and held for the purposes of the Plan shall be such number of Shares as the Directors may from time to time determine PROVIDED ALWAYS and subject to Rule 4.9, that the aggregate number of outstanding offers of Shares under the Plan and any other employee share or option plan offered to employees and executive directors of the Company shall not exceed 10 per cent of the issued capital of the Company.

**4.9** The Directors shall not offer or issue Shares to any Eligible Person in accordance with the Plan if the total number of Shares the subject of this Plan, when aggregated with:

**4.9.1** the number of shares in the same class which would be issued were each outstanding offer or invitation or option

to acquire issued shares in the Company, being an offer or invitation made or Share acquired pursuant to the Plan or any other employee or executive share plan extended only to Eligible Persons, to be accepted or exercised (as the case may be); and

**4.9.2** the number of shares in the same class issued during the previous five (5) years pursuant to the Plan or any other employee or executive share plan extended only to Eligible Persons,

would exceed five (5) per cent of the total number of issued Shares in the Company as at the time of the proposed offer or issue.

**4.10** The subscription or acquisition price of the Shares will be paid in full by the Trustee prior to their issue or acquisition, from loan funds advanced by the Company, at the direction of the Participant to the Trustee for that purpose.

**4.11** Shares may not be offered to a Director except where approval is given by the Shareholders of the Company in general meeting in accordance with the requirements of the Listing Rules and Corporations Act.

**4.12** The initial duration of the Plan shall be for three (3) years. No acquisition of Shares shall be made pursuant to the Plan after that time unless the operation of the Plan is extended for such period(s) as the Company determines in general meeting as long as each and any extension of the Plan shall be for a period not greater than three (3) years.

**4.13** Participation in the Plan is subject to these Rules.

## 5. Eligibility to Participate

**5.1** Eligible Persons are eligible to participate in the Plan.

**5.2** Eligibility to participate in the Plan will not involve any right to participate in the Plan, and participation will be solely determined by the Board.

## 6. Offers of Shares

**6.1** The Directors may from time to time make Offers in writing to Eligible Persons inviting them to take up Shares under the Plan.

**6.2** Each Offer made by the Directors shall:

**6.2.1** specify the number of Shares and the terms and conditions of the issue of the Shares the subject of the Offer; and

**6.2.2** have attached an Application and copy of these Rules.

## 7. Limitation on Participation in the Plan

**7.1** No Eligible Person may accept an offer to participate in the Plan if the Eligible Person holds, or immediately after the acquisition of Shares or a right to receive Shares under the Offer, the Eligible Employee would hold, a legal or beneficial interest in more than 5% of the Shares in the Company.

**7.2** No Eligible Person may continue to participate in the Plan if the Eligible Person is in a position to cast or control the casting of, more than 5% of the maximum number of votes that might be cast at a general meeting of the Company.

## 8. Terms and Conditions of Issue

**8.1** All Shares issued under the Plan will be issued on the following terms and conditions:

**8.1.1** each Share shall be issued at the Issue Price as set out in the Offer;

**8.1.2** subject to ASX Listing Rules the Shares shall not be transferred or assigned by the Participant;

**8.1.3** in the event of any reorganisation (including consolidation, subdivision, reduction or cancellation) of the issued capital of the Company, the Shares are to be reorganised in a manner required by ASX Listing Rules on a reorganisation of capital;

**8.1.4** all Shares issued will rank pari passu in all respects with the Company's then issued Shares. The Company will apply for official quotation with ASX for all Shares issued; and

**8.1.5** the Company shall provide a loan to the Eligible Person for the aggregate cost of the Shares issued to him or her on the terms and conditions of the Loan Scheme. The Loan funds are advanced by the Company, at the direction of the Participant to the Trustee and applied by the Trustee to purchase Shares. The Loan shall be interest free and non-recourse. The term of the Loan

shall be three years from the date of issue of the Share to the Eligible Person although that term may be extended at the absolute discretion of the Board. Until such time as the Loan is repaid in full any and all Dividends received by the Eligible Person shall be directed to be applied to the repayment of the Loan.

**8.2** Subject to the Loan Scheme, Plan Shares issued or acquired by Participants will be issued on the condition that Participants complete 3 years continuous service with the Company from the date of issue of the Plan Shares.

**8.3** Subject to Rule 11.2, if a Participant ceases to be an Employee of the Company:

**8.3.1** within 2 years from the date of issue of the Plan Shares to the Participant, the Board will be entitled to cause the Participant to forfeit all Shares allocated to the Participant; and

**8.3.2** after 2 years but within 3 years from the date of issue of the Plan Shares to the Participant, the Board will be entitled to cause the Participant to forfeit 50% of any Plan Shares allocated to the Participant.

**8.4** Any dispute arising under Rule 8.3 as to an Eligible Person's entitlement to Plan Shares will be determined by the Board in its sole discretion.

## 9. Identity of Allottees

Shares may be transferred to the Eligible Persons as approved by the Directors from time to time.

## 10. Restrictions on Dealing with Shares

**10.1** A Participant may not attempt to dispose of any Plan Shares held pursuant to the Plan by the Participant prior to the repayment of the Loan in relation to those Shares in full.

**10.2** A Participant may not create any Security Interest over any Plan Shares while they are subject to the restrictions of the Plan without the approval of the Board (which may be given or withheld by the Board in its absolute discretion).

**10.3** Whilst there is any amount outstanding under the Loan made to an Eligible Person for the acquisition or issue of Shares under the Plan, the Shares the subject of that Loan can only be sold by the

Eligible Person through the Trustee.

**10.4** An Eligible Person wishing to sell their Plan Shares shall make written request to the Trustee, which request will not specify a sale price and the Trustee will not be bound by any request specifying a sale price of the Shares. The Trustee willto the extent it is reasonably practical, effect a sale of Plan Shares on ASX at or above the current market price of the Plan Shares, as soon as possible after receipt of a written request to sell the Plan Shares on ASX. Proceeds from the sale of the Plan Shares shall be applied as provided in Rule 12.

**10.5** The Trustee is entitled to make such arrangements as it considers necessary to enforce the restrictions in Rules 10.1, 10.2, 10.3 and 10.4 on dealings with Plan Shares and Participants will be bound by such arrangements.

## 11. Cessation of Employment

**11.1** Any Plan Shares issued or acquired will be allotted on the condition that the whole of the Plan Shares issued to a Participant shall secure the Loan made to that Participant, and that the Trustee can sell those Plan Shares, at the current market price, in order to repay the Loan, with the net proceeds (if any) being payable to the Participant or their estate if that Participant:

**11.1.1** voluntarily resigns from employment with the Company otherwise than to take up employment with a Related Body Corporate of the Company; or

**11.1.2** is dismissed from employment with the Company for any one or more of the following reasons:

(a) where an Eligible Person ceases employment with the Company in the following circumstances:

(i) death or total permanent disability (as that term is recognised by Statute);

(ii) retirement; or

(iii) redundancy, or

(b) any other reason, based on which the Directors believe is fair and reasonable to warrant the sale of the Shares.

**11.2** Where a Participant is dismissed from employment with the Company for any one or more of the following reasons:

**11.2.1** wilful misconduct bringing disrepute on the Company or a Related Body Corporate;

**11.2.2** repeated disobedience, after prior written warning;

**11.2.3** incompetence in the performance of any duties for which the Eligible Person was employed, after prior written warning;

**11.2.4** fraud or any other dishonesty in respect of the property or affairs of the Company or a Related Body Corporate,

the Board will be entitled in its absolute discretion to cause the Particpant to forfeit any Plan Shares issued or allocated to the Participant, and the Board's decision is final and binding.

---

## 12. Expiration of Loan Term

**12.1** On expiration of the term (or extended term) of the Loan advanced by the Company to an Eligible Person, the Company shall instruct the Trustee to sell such number of the Shares held by the Eligible Person, necessary to repay the Loan, with the net proceeds, if any, being paid to the Eligible Person.

**12.2** The Trustee, is authorised to deduct from the proceeds of sale of a Participant's Shares, or part thereof:

**12.2.1** all reasonable outgoings and expenses it incurs in buying, selling and otherwise dealing with Plan Shares for Participants;

**12.2.2** any tax (including stamp duty) which is the reasonable opinion of the Trustee, is or would be payable by the Trustee in connection with the operation of the Plan; and

**12.2.3** any other amounts that in the opinion of the Trustee it is fair to deduct with the approval of the Board.

---

## 13. Voting Rights

Subject to the Listing Rules, the Corporations Act and the terms of the issue of the relevant shares, a Participant may direct the Trustee how to exercise the voting rights attaching to any Plan Shares allocated to the Participant under the Plan and the Trustee will seek directions from Participants on any occasion when voting rights may be exercised in

respect of the Plan Shares.

---

## 14. Taxation and Financial Product Advice

**14.1** Neither the Company nor its directors, officers, employees, representatives or agents take any responsibility or assume any liability for the taxation liabilities of individual Eligible Persons who participate in the Plan. The Company recommends that Participants consult with their taxation advisors before making any decision to participate in the Plan.

**14.2** This document and the Trust Deed do not provide financial product advice and have been prepared without taking into account Participants individual objectives, financial situations or needs. Any advice provided by either the Company or the Trustee in explaining the terms and conditions of the Plan at presentations or during discussions with Eligible Persons or Participants is general advice only. The Company recommends Participants consider obtaining independent professional advice from persons licensed by the Australian Securities and Investments Commission to provide financial product advice before making any decisions to participate in the Plan.

---

## 15. Listing Rules and Corporations Act

The terms and conditions of the Plan must at all times comply with the Listing Rules and the Corporations Act. If there is any inconsistency between the terms and conditions of the Plan, the Listing Rules and the Corporations Act then the Listing Rules and the Corporations Act will prevail.

---

## 16. Administration of the Plan

**16.1** The Plan will be administered by the Board who shall have the power to:

**16.1.1** determine the procedures from time to time for the administration of the Plan subject to these Rules;

**16.1.2** subject to Rules 15 and 18, amend or modify these Rules;

**16.1.3** resolve conclusively all questions of fact or interpretation arising in connection with the interpretation or application of the Rules; and

**16.1.4** delegate to any one or more persons for such period and on such conditions as the Board may determine the exercise of any of the Boards powers or discretions under the Plan.

---

## 17. Restriction on Disposal of Shares

If a Participant has received an allotment of Plan Shares pursuant to the Plan, and the Participant still owes money to the Company for the issue of the Plan Shares or any of the obligations placed on the Plan Shares by the Directors as a condition of their issue remains outstanding, then the Board may, subject to the Listing Rules, request that the Company's share registry place a holding lock on that Participant's Shares for such time as may be required to ensure that such obligations are fully satisfied by the Participant. Once the Loan has been repaid the holding lock will be removed and a holding statement will be forwarded to the Participant.

---

## 18. Amendments to the Plan

**18.1** Subject to the Listing Rules and Corporations Act, the Board may add to or vary all or any of the provisions of this document, or waive or vary the application of any of the provisions of this document in relation to any Participant, at any time by resolution of the Board.

**18.2** If a variation under Rule 18.1 reduces the rights of Participants in respect of Plan Shares held for their benefit prior to the date of amendment under the Plan, the Board must obtain the written consent of three quarters of the Participants affected by such variation.

**18.3** Rule 18.2 shall not apply to any additions, variation or modifications to this document that are required to be made by the Board at law.

---

## 19. Termination or Suspension of the Plan

**19.1** The Plan will terminate and be wound up as provided by law or upon the first to occur of the following events:

**19.1.1** an order being made or an effective resolution being passed for the winding up of the Company (other than for the purpose of an amalgamation or reconstruction);

**19.1.2** a person becoming entitled to compulsorily acquire all the Company's Shares;

**19.1.3** the passing of a resolution to cancel or buy-back all Plan Shares pursuant to a scheme of arrangement, reduction of capital, share buy-back or otherwise;

**19.1.4** the Board determining that the Plan be wound up; and

**19.1.5** the day before the 80th anniversary of the date of the Trust Deed.

**19.2** Where the Plan is terminated, the balance of the capital of the Trust to which no Participant is entitled in accordance with Rule 19.1.1 above must be applied by the Trustee at the direction of the Board.

**19.3** The Board may suspend the operation of the Plan at any time by resolution of the Board.

**19.4** Where the Plan is suspended, the Board must give such directions to the Trustee regarding the operation of the Plan as the Trustee may reasonably request.

---

## 20. Relationship of Company, the Trustee and Participants

**20.1** These Rules:

**20.1.1** do not confer on any Participant the right to continue as an Employee or Director of the Company; and

**20.1.2** may not be used to increase damages in any action brought or orders sought against the Company or any Related Body Corporate in respect of any termination of an Eligible Person.

---

## 21. Governing Law

The Plan, these Rules and the operation of the Plan shall be governed by the laws of the State of Western Australia.

---

## 22. Notices

Any notice or direction given under these Rules is validly given if it is in writing and either handed to the person concerned or posted by ordinary prepaid post to the person's last known address or given in such other manner as the Board determines in its sole discretion.

## 23. General

**23.1** The entitlement of the Participants and these Rules are subject to the Company's Constitution, the Listing Rules and the Corporations Act.

**23.2** Notwithstanding any provisions of these Rules, no Plan Shares may be acquired, allocated for the benefit of Participants, assigned, or dealt with if to do so would contravene the Corporations Act, the Listing Rules or any other applicable laws.

**23.3** Notwithstanding any other provision of these Rules, every covenant or other provision set out in an exemption from, or modification to, the provisions of the Corporations Act granted from time to time by the Australian Securities & Investments Commission in respect of the Plan, and required to be included in these Rules in order for the exemption or modification to have effect, is deemed to be contained in these Rules. To the extent that any covenant, or other provision deemed by this Rule to be contained in these Rules is inconsistent with any other provision in these Rules, the deemed covenant or other provision will prevail.

## 24. Breach of the Rules by a Participant

**24.1** If a Participant breaches any of his or her obligations under these Rules, then the Company or a Related Body Corporate may set-off the value of any benefit derived by that Participant and any loss incurred by the Company as a result of such breach, against any amounts payable by the Company to that Participant, whether such amounts are payable on termination of employment or otherwise, unless prohibited by statute from doing so.

**24.2** For the purposes of Rule 24.1, if a Participant sells Plan Shares in breach of Rule 10, or contests any forfeiture of Plan Shares which occurs, the value of the benefit to the Participant as a result of such breach is the amount received by the Participant from such sale, or the market value of the said Plan Shares sold or contested at the time they are sold or required to be forfeited, whichever is the greater. For the purposes of this Rule, the market value of the said Plan Shares shall be the average weighted sale price of the said Plan Shares sold on the ASX on such date (excluding any shares sold by such Participant), or if there are no sales of Plan Shares on such date then on the last date on which Plan Shares were sold on the ASX prior to the date of forfeiture or breach.

## 25. Dispute

Any dispute or difference of any nature arising under the Plan will be referred to the Board and the Board's decision will be final and binding in all respects.

## 26. Inconsistency

To the extent there is an inconsistency between a provision in these Rules and a provision in any prospectus or handbook used to explain the operation of the Plan to Eligible Persons, the Board will determine which provision prevails.

## 27. Powers of the Board

**27.1** The Plan shall be administered by the Board who shall have the power to:

**27.1.1** form policy and make regulations for the operation of the Plan which are consistent with these Rules and may delegate necessary functions to an appropriate service provider capable of performing those functions and implementing those policies;

**27.1.2** determine appropriate procedures for administration of the Plan consistent with these Rules;

**27.1.3** resolve conclusively all questions of fact or interpretation in connection with the Plan;

**27.1.4** delegate to any one of more persons for such period and on such conditions as they may determine the exercise of any of their powers or discretions arising under the Plan;

**27.1.5** amend or add to or waive the terms and conditions of the Plan, other than in respect of the total number of shares which may be issued under the Plan under Rules 4.8 and 4.9; and

**27.1.6** suspend or terminate the Plan.

## 28. Appointment of the Trustee as Attorney

The Eligible Person in consideration of the issue or acquisition of the Shares and the granting of the Loan, irrevocably appoints the Trustee to

be the true and lawful attorney of the Eligible Person and of the executors, administrators and permitted assigns and transferees of the Eligible Person to perform all acts and prepare and sign all documents as required to assist in the administration of the Plan in accordance with this document and the Trust Deed, including selling the Plan Shares allocated to the Eligible Person and dealing with the proceeds of sale of those Shares pursuant to this document and the Trust Deed.

# Schedule 1

## LOAN SCHEME

### 1 Interpretation

1.1 In this Loan Scheme:

(a) "**Borrower**" means an Eligible Person who makes an application for an issue of Shares under the Plan and, in the event of his or her death after the grant to him or her of a Loan, his or her executors, administrators or other legal personal representatives; and

(b) "**Secretary**" means the Secretary or a Secretary of the Company from time to time.

1.2 Words defined in the Atlas Pacific Executive Share Plan ("the **Plan**") of which this Loan Scheme forms part have the same meaning in this Loan Scheme.

### 2 Advance of the Loan

2.1 Upon acceptance of an application for an issue of Shares under the Plan, the Company agrees to lend to the Borrower the amount of the Loan, that being an amount equal to the aggregate costs of the Shares issued to the Borrower.

2.2 The Borrower directs the Company to apply the amount of the Loan to the Trustee to pay the Issue Price payable on the subscription of the Borrower's Plan Shares.

### 3 Interest

The Loan is interest free.

### 4 Repayment and Early Repayment

4.1 The Borrower agrees to repay the Loan by way of instalments out of the Dividends paid by the Company and (if the Borrower elects) from the Borrower's own funds.

4.2 The Borrower hereby irrevocably appoints each of the Company and the Secretary as his or her attorney in the name of and on behalf of himself or herself, to execute all documents and papers and do such things as the attorney thinks fit for the purposes of satisfying and paying the instalment owing under the Loan to the Company.

4.3 The Board may, in it absolute discretion, impose an obligation on the Borrower to repay the Loan in certain events or by a certain date if that obligation is specified in the invitation to take up the Plan Shares.

4.4 Subject to Clause 4.5, the Borrower may elect to repay the Loan at any time and, upon receipt of payment by the Company, the Plan Shares shall become the free and unencumbered property of the Borrower and the Company shall deliver to the Borrower the share certificate(s) (if any) in respect of the Plan Shares held by the Company.

4.5 They Borrower must not repay the Loan before the earliest of:

(a) 3 years (or such other term approved by the Board in its sole discretion) from the date of allotment of the Plan Shares to which the Loan relates;

(b) the date the Eligible Employee ceases to be employed other than by death; and

(c) in the event of a takeover offer or takeover announcement in relation to the Company, on the date the Board recommends acceptance of that offer.

4.6 If the Borrower:

(a) ceases to be an employee of the Company or of a Related Body Corporate because of death; or

(b) fails to pay any instalment of the Loan when due and payable and such failure continues unremedied for a period of 30 days after the date of service of a notice from the Company notifying the Borrower of the failure;

then the Loan shall become due and payable by the Borrower to the Company within 1 month from the date of the happening of any of the events referred to above but, provided always that the Board may in its sole discretion extend the period of 1 month.

## 5 Sale of Shares

5.1 A Participant must not sell, transfer, assign, mortgage, charge or otherwise encumber the Plan Shares until the Loan has been repaid in full.

5.2 Share certificates (if any) in respect of Plan Shares shall be held by the Company until the Loan is fully repaid at which time the Company shall deliver the certificate(s) to the Borrower.

## 6 Limited Recourse

6.1 Upon termination of the Loan (including but not limited to the expiration of the term of the Loan or here the Borrower ceases to be employed by the Company or a Related Body Corporate) and the aggregate market price of the same number of Shares in the Company as the number of Plan Shares held by the Borrower is, upon the date of termination, less than the outstanding Loan owed by the Borrower in respect of such Plan Shares, the maximum liability in respect of the Loan shall be the lesser of:

(a) the original loan to the Borrower less any repayments made by the Borrower; and

(b) the market value of the Plan Shares as at the date of repayment of the Loan.

In that event, the Borrower authorises the Secretary (or his or her duly authorised delegate) as agent for the Borrower to direct the Trustee to sell the Plan Shares and apply the net proceeds in full satisfaction of the Loan.

6.2 If the Plan Shares are disposed of and the net proceeds applied under the provisions of clause 6.1, the Company must not take any action or proceedings against or make any claim on the Borrower in respect of any amount outstanding under the Loan and the Loan shall be deemed repaid in full.

## 7 Default

7.1 If the Borrower defaults in the repayment of the Loan as required by clause 4.6(b), the Borrower authorises the Secretary (or his or her duly authorised delegate) to direct the Trustee to sell the Plan Shares and apply the net proceeds in full satisfaction of the Loan.

7.2 If the default occurs within the period referred to below, then the following proportion of the Plan Shares will be deemed to be forfeited by the Borrower and the net proceeds from sale of those Plan Shares shall accrue to the Company:

(a) within 2 years from the date of issue of the Plan Shares to the Borrower, the Board will be entitled to

cause to be forfeited all Plan Shares issued or allocated to the Participant; and

(b) after two years but within 3 years from the date of the issue of the Plan Shares to the Participant, the Board will be entitled to cause to be forfeited 50% of any Plan Shares allocated to the Participant.

7.3 The Trustee will have complete discretion in respect of the sale of the Plan Shares under this clause 7 and will not be liable to the Borrower in respect of the timing of or price obtained on or any other circumstances relating to such sale.

7.4 Subject to clause 7.2, upon the sale of the Plan Shares by the Trustee pursuant to this clause 7, the Trustee shall apply the net sales proceeds (after deducting any costs or expenses incurred by the Trustee in effecting the sale of the Plan Shares) to pay the outstanding amount of the Loan and the Trustee shall pay any balance remaining to the Borrower.

7.5 The net proceeds of sale of the Plan Shares received by the Company from the Trustee pursuant to this clause 7 will constitute full payment of the Loan and the discharge of the Borrower's obligations.

## 8 Voting Rights

Subject to the Listing Rules, the Corporations Act and the terms of the issue of the relevant shares, a Participant may direct the Trustee how to exercise the voting rights attaching to any Plan Shares allocated to the Participant under the Plan and the Trustee will seek directions from Participants on any occasion when voting rights may be exercised in respect of the Plan Shares.

## 9 Reduction of Loan

In the event of a Borrower electing to pay an amount in relation of a Loan, the amount paid shall be applied, in the event of a Borrower owing an amount under more than one Loan, in reduction of the amount owing under the earliest Loan.

## 10 Company Divestments

10.1 The Board may at its discretion determine either to:

(a) treat the disposition by the Company or a Related Body Corporate of a business in which the relevant Eligible Employee is employed or all the Shares in a Related Body Corporate by which he or she is

employed or acts as a director as a resignation by the relevant Eligible Employee; or

(b) offer to continue the Loan to a Borrower for such period as the Board may in its absolute discretion determine, notwithstanding the termination of the employment or directorship of the relevant Eligible Employee with the Company or Related Body Corporate.

## 11 Dividend Reinvestment Plan

Until the Loan is repaid the Borrower undertakes to the Company that he or she will not apply for membership of any dividend reinvestment plan or any similar plan which may be established by the Company in so far as that plan would apply to the Plan Shares.

## 12 Waiver or Amendment

12.1 A participant shall not be taken to have:

(a) waived any provision of or any right or entitlement under this Loan Scheme; or

(b) agreed to any amendment to this Loan Scheme;

unless he does so expressly in writing duly executed by him.

## 13 Notices

Any notice or direction given under this document is validly given if it is in writing and either handed to the person concerned or posted by ordinary prepaid post to the person's last known address or given in such other manner as the Board determines in its sole discretion.

## 14 Governing Law

The provisions of this Loan Scheme shall be governed and construed according to the laws of Western Australia.

## 15 Powers of the Board

The provisions of Rule 27 of the Plan apply to this Loan Scheme.

## Schedule 2

### APPLICATION

### ATLAS PACIFIC LIMITED
### ACN 009 220 053

Atlas Pacific Limited
Executive Share Plan

Application for Shares

I ______________________________________________

of ______________________________________________

______________________________________________

hereby apply for ______________ Shares in the capital of the company at an issue price of $__________ per Share and I agree that upon issue of those Shares I shall hold those Shares and deal with them only in accordance with the terms and conditions of the said Executive Share Plan of Atlas Pacific Limited (a copy which is attached hereto), subject to and accordance with the Constitution of the Company.

Dated this ________________ day of ____________ 20XX

Signed: ______________________________

Name: ______________________________

**Executed as a deed:**

**EXECUTED** by **ATLAS PACIFIC LIMITED** (ACN 009 220 053): )

Signature of Director

Signature of Secretary/other Director

Name of Director in full

Name of Secretary/other Director in full

**SIGNED** by the said **XXXXX** in the presence of: )

Witness Signature

Witness Name

Witness Address

Witness Occupation